UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

December 18, 2007
Date of report (Date of earliest event reported)

NEW ULM TELECOM, INC.
(Exact name of registrant as specified in its charter)

Minnesota	0-3024	41-0440990
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

27 North Minnesota Street
New Ulm, Minnesota 56073
(Address of principal executive offices, including zip code)

(507) 354-4111
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

On December 18, 2007, the New Ulm Telecom, Inc. (“New Ulm”) Board of Directors approved director compensation for 2008. For 2008, each director will be paid an annual retainer of $16,800. In addition, each director will receive $735 for each Board and Committee meeting he or she attends. These represent an increase of 5.0%.

The Chair of the Board will receive an additional annual retainer of $12,000 and the Chair of the Audit Committee will receive an additional annual retainer of $5,000. All of the directors of New Ulm are non-employee directors.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Compensatory Arrangements of Certain Officers

On December 18, 2007, the Board set 2008 salary levels for Mr. Bill Otis as President and Chief Executive Officer at $225,000 per year. In addition, the Company has set the 2008 salary for Ms. Barbara Bornhoft as Vice President and Chief Operating Officer at $131,900 and Ms. Nancy Blankenhagen as Chief Financial Officer at $90,000.

Item 8.01   Other Events

New Ulm also announced on January 16, 2008 that it had received the final payment from the November 2006 Midwest Wireless Holding (“MWH”) sale. New Ulm announced that it received from escrow approximately $5,331,000 in principal, plus accrued interest, and that its newly-acquired subsidiary, Hutchinson Telephone Company also received a payment of approximately $1,128,000 in principal, plus accrued interest. The aggregate amount received by both companies, including accrued interest, was approximately $6,459,000. In addition, Hector Communication Corporation, one-third owned by New Ulm, also received a final payment of approximately $4,323,000 in principal, plus accrued interest, from the escrow account. A copy of the January 16, 2008 press release is attached as Exhibit 99.1.

The following are filed or furnished as Exhibits to this Report:

Exhibit No.	Description of Exhibit
99.1	Press release dated January 16, 2008 announcing final distribution of Midwest Wireless Holdings proceeds from escrow account.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 4, 2008	New Ulm Telecom, Inc.

	By:	/s/ Nancy Blankenhagen
Nancy Blankenhagen
	Its:	Chief Financial Officer